Exhibit A
JOINT FILING AGREEMENT
The undersigned, Travogue Electronic Travel Private Limited and Mr. Deep Kalra, hereby agree and acknowledge that the information required by this Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any further amendments or supplements hereto shall also be filed on behalf of each of them.

Dated: February 14, 2011	TRAVOGUE ELECTRONIC TRAVEL PRIVATE LIMITED

	By:	/s/ Deep Kalra

		Name:	Deep Kalra
		Title:	Director

Dated: February 14, 2011	DEEP KALRA

/s/ Deep Kalra